Exhibit 99.1
Crestwood Midstream Partners LP Announces Election of
Joel D. Moxley as Chief Operating Officer
HOUSTON, TEXAS, August 19, 2011 — Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood LP” or “the Partnership”) announced today that its general partner has elected Joel D. Moxley as Chief Operating Officer. Mr. Moxley will continue to serve as a Senior Vice President.
“The Board’s election of Joel as Chief Operating Officer recognizes his significant contribution and leadership in the transition of Crestwood LP’s operations from Quicksilver Resources Inc. and efficient integration of assets acquired from Frontier Gas Services, LLC,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood LP’s general partner. “Joel has built a strong operating team to position Crestwood as a key player in the Barnett Shale, Fayetteville Shale, Granite Wash and Avalon Shale plays. Joel is well respected by our customers and his peers, and this promotion is richly deserved.”
Mr. Moxley has served as Senior Vice President of the general partner since the interest in the Partnership was acquired in October 2010. Prior to that, he was Senior Vice President of Crestwood Midstream Partners, LLC since April 2008. Mr. Moxley has over 30 years of experience in the natural gas gathering, gas processing and natural gas liquids segments of the midstream energy industry and holds a Bachelor of Science in Chemical engineering from Rice University.
About Crestwood Midstream Partners LP
Houston, Texas-based Crestwood LP is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in North Texas, the Fayetteville Shale in Northwest Arkansas, the Granite Wash area in the Texas Panhandle and the Avalon Shale area of Southeastern New Mexico. For more information about Crestwood LP, visit www.crestwoodlp.com.
Investor Contact:
Mark Stockard
832-519-2207
mstockard@crestwoodlp.com
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